UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/31/2005

REPUBLIC COMPANIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51455

DELAWARE	30-0175923
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

222 Delaware Avenue, Suite 900
Wilmington, Delaware 19801
(Address of principal executive offices, including zip code)

(302) 658-3613
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On October 31, 2005, Republic Companies Group, Inc. ("Republic") reached a substantive agreement with Hallmark Financial Services, Inc. ("Hallmark") regarding an expanded relationship with Texas General Agency, Inc. ("TGA"), its largest managing general agency producer. The contract will provide for continued participation by certain Republic insurance subsidiaries as policy issuing insurers for business produced by TGA for a three-year period following the pending acquisition of TGA by Hallmark. The contract is contingent upon Hallmark completing the acquisition of TGA, the execution of definitive agreements and certain regulatory approvals.

The TGA book of business has an estimated gross premium for 2005 of $120 million. Republic subsidiaries' current net retention is 40% of TGA's production.   Pursuant to the terms of the new contract, Republic's subsidiaries will expand their net retention of the TGA book to a minimum of 50% and a maximum of 75% of total volume for 2006. Republic will retain 40% to 50% of the TGA book of business in 2007 and a minimum of 30% in 2008. Additionally, Republic's subsidiaries will continue to receive fees for issuing TGA's book of business during the three-year period.

The press release announcing the substantive agreement is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Press Release dated November 14, 2005

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC COMPANIES GROUP, INC.

Date: November 14, 2005	By:	/s/ Michael E. Ditto
Michael E. Ditto
Vice President and Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated November 14, 2005